Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor/Analyst Contacts:	Media Contact:
Gerry Gould, VP — Investor Relations	Chenoa Taitt
(480) 281-6928 or	(212) 223-0682
Gerry.Gould@RSCRental.com
RSC Announces Amendment of Revolving Credit Facility
•	75% of credit facility extended through August 2013

•	Complements recent sale of $400 million 8-year senior secured notes
SCOTTSDALE, Ariz., July 30, 2009 — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced it has entered into an amendment agreement with its lender group that extends the maturity of 75% of its senior secured asset backed (“ABL”) revolving credit facility from November 2011 to August 2013 and reduces the total commitments under the ABL revolving facility to $1.1 billion.
In connection with this amendment, interest rates applicable to the extended portion of the ABL revolving facility increase, commitment fees for unused borrowing availability under the extended portion of the facility increase and the borrowing availability threshold below which financial covenants apply under the ABL credit agreement decreases, as described in the company’s Form 8-K filed today.
About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.5 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 463 rental locations across 40 states in the United States and in three Canadian provinces as of June 30, 2009. With 4,500 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.